Exhibit 99.4

March 12, 2008

BY EMAIL & REGULAR MAIL

Personal and Confidential

Mr. Robert J. Skandalaris

c/o Quantum Ventures of Michigan, LLC

840 W. Long Lake Rd., Ste. 601

Troy, MI 48098

Fax: 248-220-2038

Email: rskandy@qvmllc.com

Re: Exercise of Sale Option; Share Purchase

Dear Bob:

ArcelorMittal (“AM”) desires to settle amicably the disputes concerning our respective rights and obligations related to the “Sale Option” under Section 3.3(c) of the Standstill and Stockholder Agreement, dated as of August 31, 2007 (the “Standstill Agreement”), among you, AM and Noble International, Ltd., a Delaware corporation (“Noble”), on the terms and conditions set forth in this letter agreement (this “Agreement”). This Agreement will become effective only when signed on behalf of AM, when countersigned by you, and when the attached Joinder In Sale Option Exercise (the “Joinder”) has been signed by or on behalf of all of your family members and controlled family companies listed as signatories thereon (collectively with you, “Sellers”). When effective, this Agreement will be in full and final satisfaction of all of the parties’ rights and obligations related to the Sale Option. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Standstill Agreement.

1. Exercise of Sale Option; Sale and Purchase. On the terms and subject to the conditions of this Agreement, (a) you hereby exercise the Sale Option on behalf of yourself and, as the Sellers’ Representative (as defined in the Joinder), each of the other Sellers, (b) at the closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”), each Seller other than you shall sell, assign, transfer and deliver to AM, and AM shall purchase and accept delivery of, the number of shares of Common Stock of Noble (“Noble Shares”) listed next to the name of such Seller on the Joinder, and (c) at the Closing, you shall sell, assign, transfer and deliver to AM, and AM shall purchase and accept delivery of, the number of Noble Shares which, when added to the number of Noble Shares held by AM on the date thereof and the number of Noble Shares to be purchased by AM from the other Sellers pursuant to this Agreement, represents 49.95% of the total number of Noble Shares outstanding

ArcelorMittal S.A.	www.arcelormittal.com
19, Avenue de la Liberté	Trade registered: Luxembourg B 82454
L-2930 Luxembourg	N° IBLC: 18804375
G.D. of Luxembourg	N° VAT: 1992 22 10449

Mr. Robert J. Skandalaris

March 12, 2008

on the date hereof (all Noble Shares to be so purchased by AM, collectively, the “Put Shares”). At the Closing, all Put Shares shall be transferred to AM by Sellers, free and clear of all charges, claims, conditions, liens, encumbrances, options, pledges, security interests, rights of first refusal, calls, contracts, instruments, commitments, understandings, orders, decrees or restrictions of any kind (“Liens”), for a price per Put Share equal to U.S. $14.00 (the “Purchase Price”).

2. Closing. The Closing shall take place at the offices of Noble, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted hereby, the waiver) of the conditions set forth in Sections 5 and 6, or at such other place, time and date as may be agreed by AM and you. At the Closing, (a) AM shall pay the Purchase Price for each Seller’s Put Shares to you, as the Sellers’ Representative, by certified or bank cashier’s check or wire transfer of immediately available funds to an account designated by the Sellers’ Representative not less than two business days prior to the Closing, and (b) the Sellers’ Representative shall deliver to AM all original stock certificates representing, or other evidence of, the Put Shares, duly endorsed in blank or accompanied by stock powers or comparable transfer documents duly executed in blank, in form and substance reasonably satisfactory to AM.

3. Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to AM as follows (which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing and shall survive the Closing and, with respect to the Remaining Shares (defined below), shall be true, complete and correct as of the closing of any purchase pursuant to AM’s rights of first refusal under the Standstill Agreement or Section 7(e) of this Agreement):

(a) You are the record and beneficial owner of 1,662,115 Noble Shares, and each other Seller is the record and beneficial owner of all of the Noble Shares listed next to the name of such Seller on the Joinder, in each case free and clear of all Liens, other than Liens in favor of AM. Sellers are the current holders of all Noble Shares that were Beneficially Owned by you, members of your Immediate Family and any trusts for the benefit of you or your Immediate Family on January 18, 2008, and no Noble Shares have been acquired by any Seller since such date, except the 102,009 Noble Shares reported as acquired by you on March 3, 2008 in the Form 4 filed by you on March 5, 2008. The endorsements, stock powers or other instruments of transfer delivered by or on behalf of each Seller to AM at the Closing will be sufficient to transfer to AM each Seller’s entire interest, legal and beneficial, in the Put Shares. All the Put Shares have been duly and validly issued and are fully paid and non-assesseable. The Noble Shares held by you which are not included in the Put Shares (the “Remaining Shares”) are all of the Noble Shares or securities convertible into Noble Shares held by any Seller.

(b) Each Seller has the full legal right and power and all authority and approval required to execute and deliver this Agreement, to perform fully such Seller’s obligations hereunder and to consummate the Transactions. This Agreement, when countersigned by or on behalf of each Seller (whether directly or through execution of the Joinder), will have been duly executed and delivered by such Seller and will be the valid and binding obligation of each Seller enforceable in accordance with its terms.

Mr. Robert J. Skandalaris

March 12, 2008

(c) The execution, delivery and performance of this Agreement and the consummation of the Transactions by or on behalf of Sellers will not (i) violate any provision of the charter or other governing documents of any Seller which is an entity or, to Sellers’ knowledge, of Noble, (ii) violate (A) any federal, state, local or foreign law, rule or regulation or (B) any order, judgment, injunction, award, decree, license, permit, approval or other requirement of any governmental or regulatory body, court or arbitrator, in each case applicable to any Seller or, to your knowledge, to Noble, or (iii) with notice or lapse of time or both, violate, conflict with or result in the breach of any of the terms of, constitute a default under, or otherwise give any other contracting party the right to terminate, any contract or other agreement to which any Seller or, to your knowledge, Noble is a party. Except as set forth on Schedule 3(c), no consent, approval or authorization of, or registration, declaration or filing with, any governmental or regulatory body, court or arbitrator is required to be obtained or made by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4. Representations and Warranties of AM. AM represents and warrants to Sellers as follows (which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing and shall survive the Closing):

(a) AM has the full legal right and power and all authority and approval required to execute and deliver this Agreement, to perform fully AM’s obligations hereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by AM and, when countersigned by or on behalf of each Seller (whether directly or through execution of the Joinder), will be the valid and binding obligation of AM enforceable in accordance with its terms.

(b) The execution, delivery and performance of this Agreement and the consummation of the Transactions by AM will not (i) violate any provision of the charter or other governing documents of AM, (ii) violate (A) any federal, state, local or foreign law, rule or regulation or (B) any order, judgment, injunction, award, decree, license, permit, approval or other requirement of any governmental or regulatory body, court or arbitrator, in each case applicable to AM, or (iii) with notice or lapse of time or both, violate, conflict with or result in the breach of any of the terms of, constitute a default under, or otherwise give any other contracting party the right to terminate, any contract or other agreement to which AM is a party. Except as set forth on Schedule 4(b), no consent, approval or authorization of, or registration, declaration or filing with, any governmental or regulatory body, court or arbitrator is required to be obtained or made by or with respect to AM in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

5. Conditions Precedent to AM’s Obligations. The obligation of AM to consummate the Transactions is subject to the fulfillment, or waiver by AM, prior to or at the Closing, of the following conditions:

(a) Sellers’ representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing as though such representations

Mr. Robert J. Skandalaris

March 12, 2008

and warranties were made at and as of the Closing, and each Seller shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by such Seller at or before the Closing.

(b) AM, Noble, Sellers and, as applicable, their respective Affiliates, shall have obtained all consents, authorizations and approvals listed on Schedule 5(b) (the “Required Consents”).

(c) Each Seller shall have executed and delivered or caused to be executed and delivered the Closing Documents to be executed by such Seller, as set forth on Schedule 5(c).

(d) Noble shall have executed and delivered to AM a definitive agreement for a convertible loan from AM to Noble on terms and conditions satisfactory to AM (the “Convertible Loan”).

(e) No order enjoining any Transaction shall have been entered and remain in effect.

6. Conditions Precedent to Sellers’ Obligations. The obligation of each Seller to consummate the Transactions is subject to the fulfillment, or waiver by or on behalf of such Seller, prior to or at the Closing, of the following conditions:

(a) The representations and warranties of AM contained in this Agreement shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, and AM shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by AM at or before the Closing.

(b) AM, Noble, Sellers and, as applicable, their respective Affiliates, shall have obtained all Required Consents.

(c) No order enjoining any Transaction shall have been entered and remain in effect.

(d) AM shall have executed and delivered to you the Closing Documents set forth on Schedule 6(d) and shall have paid the Purchase Price to you as Sellers’ Representative.

7. Covenants.

(a) You agree to support Noble’s process to promptly decide on the Convertible Loan proposal when it is presented to Noble’s Board of Directors, and you hereby waive any rights you may have under the Standstill Agreement to approve or to participate in the Convertible Loan.

Mr. Robert J. Skandalaris

March 12, 2008

(b) You agree that the Sale Option shall not apply to any Noble Shares, or any securities convertible into Noble Shares, that any of you, any Seller, any of your Immediate Family or any other Skandalaris Transferee may acquire from and after the date hereof.

(c) You hereby irrevocably waive any obligations of AM under Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.8 of the Standstill Agreement and consent to the Transactions, subject to consummation of the Closing.

(d) Effective upon the Closing, your rights under the Standstill Agreement and under the Registration Rights Agreement, dated as of August 31, 2007, among you, AM and Noble shall terminate.

(e) AM shall have the right and option, exercisable within 60 calendar days after the Closing by written notice to you, to purchase any or all of the Remaining Shares at a price per share equal to the Purchase Price; the closing of such purchase to occur as soon as reasonably practicable after exercise, following the obtaining of any required consents, authorizations and approvals.

(f) You shall resign as a member of the Board of Directors of Noble and as Chairman of Noble not later than Closing, and, effective upon the Closing, you shall resign from your employment under the Employment Agreement, dated March 13, 2002, and effective as of January 1, 2002, between you and Noble (the “Employment Agreement”). Notwithstanding such resignations, you shall not be required by AM to waive any severance or other termination rights under the Employment Agreement or any other agreement between you and Noble.

(g) You shall remain bound by your surviving obligations under the Standstill Agreement, the Employment Agreement and any other agreement between you and Noble, including all non-competition, non-solicitation, confidentiality and non-disparagement provisions; provided, that AM shall urge Noble to waive any restriction on your solicitation or hiring of Michael Azar and/or James Lee Skandalaris.

(h) AM shall urge Noble to provide the acknowledgments and agreements set forth in Schedule 7(h).

(i) AM hereby irrevocably waives any defaults under Section 2.4 of the Standstill Agreement with respect to your acquisition of the 102,009 Noble Shares reported as acquired by you on March 3, 2008 in the Form 4 filed by you on March 5, 2008.

(j) The parties hereby irrevocably waive any rights, duties or obligations accruing after the Closing under Sections 2.4 and 2.5 of the Standstill Agreement.

8. Other Rights Unaffected. Except as expressly set forth herein, this Agreement shall not affect any of AM’s rights or your obligations under the Standstill Agreement or any other agreement, instrument or other document executed and delivered in connection therewith. Without limiting the foregoing, AM shall continue to have its rights of first refusal under the Standstill Agreement with respect to the Remaining Shares.

Mr. Robert J. Skandalaris

March 12, 2008

9. Indemnification. Each party agrees to indemnify, defend and hold harmless the other party (and its directors, officers, employees, Affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys’ fees and disbursements) as determined by a final non-appealable judgment of a court of competent jurisdiction, or other competent authority, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the indemnifying party contained in this Agreement or in any document or other papers delivered pursuant hereto, subject to the following conditions:

(a) The indemnified party shall have given the indemnifying party written notice (and, where feasible, verbal notice) of any event or occurrence which shall be, or may be reasonably expected to become, a basis upon which a claim for indemnification might be made, in order to enable the indemnifying party timely to investigate and either cure or mitigate any damages for which it might be liable.

(b) The indemnified party shall allow the indemnifying party to assume control of the defense of any third-party claim that may be subject to indemnification and to make any settlement of such claim which the indemnifying party may deem appropriate.

(c) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NEITHER PARTY SHALL BE LIABLE FOR EXEMPLARY OR PUNITIVE DAMAGES. The maximum liability of either party shall not exceed the aggregate Purchase Price for all Put Shares.

(d) Each party shall have a duty to mitigate any damages for which the other party is responsible or obligated to indemnify such party.

(e) Nothing in this Agreement shall impair any indemnification right that a party may have from Noble.

10. Miscellaneous.

10.1 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in the United States District Court for the Eastern District of Michigan, and each of AM and each Seller (a) agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (b) hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each such party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Mr. Robert J. Skandalaris

March 12, 2008

10.2 Expenses. The parties shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

10.3 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.4 Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement contains the entire agreement between the parties with respect to Sellers’ exercise of the Sale Option and AM’s purchase of the Put Shares, and supersedes all prior agreements, written or oral, with respect thereto. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

10.6 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by you and AM or, in the case of a waiver, by the party waiving compliance. Subject to any duty under this Agreement to give notice or otherwise to mitigate damages, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

10.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law and except that AM may assign, in its sole discretion, any or all of its rights and obligations under this Agreement to any direct or indirectly owned subsidiary, but no such assignment shall relieve AM of its obligations hereunder.

Mr. Robert J. Skandalaris

March 12, 2008

10.9 Rules of Construction. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, subsections and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

10.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

If you agree to the terms of this Agreement, please (a) sign below, (b) obtain signatures on the Joinder by or on behalf of each other Seller, and (c) return to the undersigned a fully-executed copy of this Agreement. If this letter is not signed by each Seller and returned to the undersigned within five business days after the date of this letter, the settlement proposals set forth in this letter shallw be null and void, and this letter shall be without prejudice to, nor waive, any of AM’s rights under the Standstill Agreement, or otherwise, all of which are hereby reserved.

Very truly yours,

ARCELORMITTAL

By:	/s/ Hans Kerkhoven
Name:
Title:

By:	/s/ Alain Gilniat
Name:
Title:

ACCEPTED AND AGREED:

By:	/s/ Robert J. Skandalaris
Robert J. Skandalaris

Mr. Robert J. Skandalaris

March 12, 2008

JOINDER IN SALE OPTION EXERCISE

Each of the undersigned Affiliates of Robert J. Skandalaris and Skandalaris Transferees hereby joins in the Sale Option exercise effected by the foregoing letter agreement on the terms and conditions stated therein.

Each of the undersigned hereby appoints Robert J. Skandalaris as Sellers’ representative (the “Sellers’ Representative”), with full and unqualified power to delegate to one or more persons the authority granted to him hereunder, to act as such person’s agent and attorney-in-fact with full power of substitution, (i) to take all actions called for by the letter agreement, including to endorse (in blank or otherwise) in the name and on behalf of the undersigned and deliver certificates representing the Noble Shares and to accept payment therefor and (ii) to make, execute and deliver any and all such other contracts, directions, receipts, notices and other documents, including any amendments, supplements or modifications to the letter agreement, and to take any such action as the Sellers’ Representative, in his sole discretion, may consider necessary or desirable to effect the intent and purpose of the letter agreement.

Name of Affiliate or Skandalaris Transferee:		Number of Shares:

NOBLE BROTHERS, LLC		316,292

By:	/s/ Robert J. Skandalaris
Name:
Title:

KRISLEE & ASSOC., LLC		306,594

By:	/s/ Robert J. Skandalaris
Name:
Title:

KRISTIN SKANDALARIS		13,000

By:	/s/ Kristin M. Skandalaris
	Kristin Skandalaris

JAMES LEE SKANDALARIS		20,508

By:	/s/ James Skandalaris
	James Lee Skandalaris

Mr. Robert J. Skandalaris

March 12, 2008

Name of Affiliate or Skandalaris Transferee:		Number of Shares:

JAMES SKANDALARIS		21,150

By:	/s/ James Skandalaris
	James Skandalaris

PASQUALINA SKANDALARIS		15,100

By:	/s/ Pasqualina Skandalaris
	Pasqualina Skandalaris

GEORGE SKANDALARIS		70,698

By:	/s/ George Skandalaris
	George Skandalaris

JOSEPH SKANDALARIS		55,500

By:	/s/ Joseph Skandalaris
	Joseph Skandalaris